Exhibit 3(i)

Article Two

Shareholders

Section D.Notice of Shareholder Nominations of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the corporation, except as may be otherwise provided in the Amended Articles of Incorporation of the corporation with respect to the right of holders of preferred stock of the corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the board of directors may be made at any annual meeting of shareholders (a) by or at the direction of the board of directors (or any duly authorized committee thereof) or (b) by any shareholder of the corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section D and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section D.

In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the corporation.

To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each person whom the shareholder proposes to nominate for election as a director and as to the shareholder giving the notice and any Shareholder Associated Person (as defined below) (i) the name, age, business address, residence address and record address of such person, (ii) the principal occupation or employment of such person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such person, (iv) any information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (v) the nominee holder for, and number of, shares owned beneficially but not of record by such person, (vi) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with

Exhibit 3(i)

respect to any share of stock of the corporation, (vii) to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a director on the date of such shareholder’s notice, (viii) a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the shareholder and any relationship between or among the shareholder giving notice and any Shareholder Associated Person, on the one hand, and each proposed nominee, on the other hand, (ix) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (x) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by the shareholder or any Shareholder Associated Person, and (xi) a representation that the shareholder intends to solicit proxies in support of director nominees other than the corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act. Any information required by this paragraph shall be supplemented by the shareholder giving the notice not later than ten (10) days after the record date for the meeting as of the record date. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director for a full term if elected. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

Additionally, without limiting the other provisions and requirements of this Section D, unless otherwise required by law, if any shareholder (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act, and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act, then the corporation shall disregard any proxies or votes solicited for such shareholder’s nominees. Upon request by the corporation, if any shareholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such shareholder shall deliver to the corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section D (including the provision of the information required pursuant to the immediately preceding paragraph). If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Notwithstanding anything in the third paragraph of this Section D to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased and there is no public disclosure by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public disclosure is first made by the corporation.

Exhibit 3(i)

Section G.Proxies.

Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which color shall be reserved for the exclusive use for solicitation by the board of directors of the corporation.